Exhibit 99.2

CSX Corp. Announces Second Quarter 2023 Results

JACKSONVILLE, Fla. – July 20, 2023 – CSX Corp. (NASDAQ: CSX) today announced second quarter 2023 operating income of $1.48 billion compared to $1.70 billion in the prior year period. Net earnings of $996 million, or $0.49 per diluted share, compared to $1.18 billion, or $0.54 per diluted share, in the same period last year. Second quarter 2022 results included a $122 million gain ($0.04/share after-tax) related to the Commonwealth of Virginia property sale agreement.

“The ONE CSX team continued to build momentum this quarter as our merchandise and coal businesses continued to demonstrate significant volume gains,” said Joe Hinrichs, president and chief executive officer. “Though intermodal activity remains challenged, our strong service performance distinguishes us in the marketplace and is attracting shippers to our network. We look forward to meeting the opportunities ahead in the second half of the year and over the long term as we position CSX for sustainable, profitable growth.”

Second Quarter Financial Highlights
•Revenue totaled $3.70 billion for the quarter, declining 3% year-over-year as lower fuel prices, reduced supplemental revenue, a decline in export coal benchmark prices, and a decrease in intermodal volumes more than offset the effects of volume growth in coal and merchandise and solid gains in merchandise pricing.
•Operating income of $1.48 billion decreased 13% compared to the same period in 2022, with an operating ratio of 59.9%.
•Diluted EPS of $0.49 decreased 9% from $0.54 in the prior year.
CSX executives will conduct a conference call with the investment community this afternoon, April 20, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

Table of Contents	The accompanying unaudited	CSX CORPORATION	CONTACTS:
	financial information should be	500 Water Street, C900	INVESTOR RELATIONS
Consolidated Financial Statements.......p. 3	read in conjunction with the	Jacksonville, FL 32202	Matthew Korn, CFA
Operating Statistics..............................p. 10	Company’s most recent	www.csx.com	(904) 366-4515
Non-GAAP Measures...........................p. 12	Annual Report on Form 10-K,		MEDIA
	Quarterly Reports on Form 10-Q, and		Bryan Tucker
	any Current Reports on Form 8-K.		(855) 955-6397

About CSX and its Disclosures
CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

CSX Corporation

CONSOLIDATED INCOME STATEMENTS (Unaudited)
(Dollars in millions, except per share amounts)

	Quarters Ended (a)				Six Months Ended (a)
	Jun. 30, 2023	Jun. 30, 2022	$ Change	% Change	Jun. 30, 2023	Jun. 30, 2022	$ Change	% Change

Revenue	$3,699	$3,815	$(116)	(3)%	$7,405	$7,228	$177	2%
Expense
Labor and Fringe	741	684	(57)	(8)	1,464	1,376	(88)	(6)
Purchased Services and Other	684	647	(37)	(6)	1,372	1,322	(50)	(4)
Depreciation and Amortization	402	369	(33)	(9)	795	729	(66)	(9)
Fuel	312	446	134	30	676	777	101	13
Equipment and Other Rents	90	95	5	5	172	195	23	12
Gains on Property Dispositions (b)	(12)	(129)	(117)	(91)	(20)	(156)	(136)	(87)
Total Expense	2,217	2,112	(105)	(5)	4,459	4,243	(216)	(5)

Operating Income	1,482	1,703	(221)	(13)	2,946	2,985	(39)	(1)

Interest Expense	(201)	(171)	(30)	(18)	(402)	(350)	(52)	(15)
Other Income - Net	31	26	5	19	72	52	20	38
Earnings Before Income Taxes	1,312	1,558	(246)	(16)	2,616	2,687	(71)	(3)

Income Tax Expense	(316)	(380)	64	17	(633)	(650)	17	3
Net Earnings	$996	$1,178	$(182)	(15)%	$1,983	$2,037	$(54)	(3)%

Operating Ratio	59.9%	55.4%			60.2%	58.7%

Per Common Share
Net Earnings Per Share, Assuming Dilution	$0.49	$0.54	$(0.05)	(9)%	$0.97	$0.94	$0.03	3%

Average Shares Outstanding, Assuming Dilution (Millions)	2,025	2,163			2,042	2,178

CSX Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	(Unaudited)
	Jun. 30, 2023	Dec. 31, 2022
ASSETS

Cash and Cash Equivalents	$956	$1,958
Short-Term Investments	78	129
Other Current Assets	1,877	1,762
Properties - Net	34,477	34,242
Investment in Affiliates and Other Companies	2,338	2,292
Other Long-Term Assets	1,491	1,529
Total Assets	$41,217	$41,912

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Maturities of Long-Term Debt	$10	$151
Other Current Liabilities	2,045	2,320
Long-Term Debt	17,898	17,896
Deferred Income Taxes - Net	7,662	7,569
Other Long-Term Liabilities	1,328	1,351
Total Liabilities	28,943	29,287

Total Shareholders' Equity	12,274	12,625
Total Liabilities and Shareholders' Equity	$41,217	$41,912

CSX Corporation
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS (Unaudited)
(Dollars in millions)

	Six Months Ended
	Jun. 30, 2023	Jun. 30, 2022
OPERATING ACTIVITIES
Net Earnings	$1,983	$2,037
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	795	729
Deferred Income Tax Expense	78	106
Gains on Property Dispositions (b)	(20)	(156)
Other Operating Activities - Net (c)	(353)	(186)
Net Cash Provided by Operating Activities	2,483	2,530

INVESTING ACTIVITIES
Property Additions	(1,015)	(811)
Purchases of Short-Term Investments	(102)	(19)
Proceeds from Sales of Short-Term Investments	153	9
Proceeds and Advances from Property Dispositions (b)	35	29
Business Acquisitions, Net of Cash Acquired (a)	(31)	(208)
Other Investing Activities	(20)	(19)
Net Cash Used in Investing Activities	(980)	(1,019)

FINANCING ACTIVITIES
Long-term Debt Repaid	(146)	(93)
Dividends Paid	(448)	(433)
Shares Repurchased (d)	(1,930)	(2,515)
Other Financing Activities	19	15
Net Cash Used in Financing Activities	(2,505)	(3,026)

Net Decrease in Cash and Cash Equivalents	(1,002)	(1,515)

CASH AND CASH EQUIVALENTS
Cash and Cash Equivalents at Beginning of Period	1,958	2,239
Cash and Cash Equivalents at End of Period	$956	$724

CSX Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

a)Acquisition of Pan Am Systems, Inc.: On June 1, 2022, CSX acquired Pan Am for a purchase price of $600 million funded through a combination of common stock and cash, subject to certain customary purchase price adjustments. The results of Pan Am's operations and its cash flows were consolidated prospectively.

b)Sale of Property Rights to the Commonwealth of Virginia: On March 26, 2021, the Company entered into a comprehensive agreement to sell certain property rights in three CSX-owned line segments to the Commonwealth of Virginia (“Commonwealth”) over three phases. Over the course of this transaction, which was completed in 2022, total proceeds of $525 million were collected and total gains of $493 million were recognized. A gain of $20 million was recognized in first quarter 2022 related to the closing of the second phase. During second quarter 2022, the final $125 million of proceeds was approved by the Commonwealth, which resulted in a $122 million gain related to property rights previously conveyed. These proceeds were collected during fourth quarter 2022 upon closing of the third phase.

c)Other Operating Activities - Net: During the six months ended June 30, 2023, the Company paid $238 million of retroactive wages and bonuses, and associated taxes, related to finalized labor agreements. This amount was included in labor and fringe benefits payable as of December 31, 2022.

d)Shares Repurchased: During second quarters and six months ended 2023 and 2022, the Company engaged in the following repurchase activities:

	Quarters Ended		Six Months Ended
	Jun. 30, 2023	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022
Shares Repurchased (Millions)	28	47	63	76
Cost of Shares (Dollars in millions)	$863	$1,499	$1,930	$2,515
Average Cost per Share Repurchased	$31.46	$32.22	$30.84	$33.15

CSX Corporation

VOLUME AND REVENUE (Unaudited)
Volume (Thousands of units); Revenue (Dollars in millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2023 and June 30, 2022

	Volume			Revenue			Revenue Per Unit
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Chemicals	160	165	(3)%	$642	666	(4)%	$4,013	$4,036	(1)%
Agricultural and Food Products	118	120	(2)	415	412	1	3,517	3,433	2
Automotive	103	85	21	323	268	21	3,136	3,153	(1)
Minerals	95	90	6	191	170	12	2,011	1,889	6
Metals and Equipment	74	69	7	240	216	11	3,243	3,130	4
Forest Products	72	74	(3)	257	251	2	3,569	3,392	5
Fertilizers	55	54	2	128	118	8	2,327	2,185	6
Total Merchandise	677	657	3	2,196	2,101	5	3,244	3,198	1
Intermodal	684	759	(10)	492	602	(18)	719	793	(9)
Coal	185	178	4	637	651	(2)	3,443	3,657	(6)
Trucking	—	—	—	227	259	(12)	—	—	—
Other	—	—	—	147	202	(27)	—	—	—
Total	1,546	1,594	(3)%	$3,699	$3,815	(3)%	$2,393	$2,393	—%

Six Months Ended June 30, 2023 and June 30, 2022

	Volume			Revenue			Revenue Per Unit
	2023	2022	% Change	2023	2022	% Change	2023	2022	% Change
Chemicals	320	326	(2)%	$1,292	1,284	1%	$4,038	$3,939	3%
Agricultural and Food Products	240	238	1	852	799	7	3,550	3,357	6
Automotive	189	163	16	597	495	21	3,159	3,037	4
Minerals	178	162	10	364	314	16	2,045	1,938	6
Metals and Equipment	147	135	9	479	413	16	3,259	3,059	7
Forest Products	145	144	1	518	479	8	3,572	3,326	7
Fertilizers	105	110	(5)	257	238	8	2,448	2,164	13
Total Merchandise	1,324	1,278	4	4,359	4,022	8	3,292	3,147	5
Intermodal	1,338	1,481	(10)	991	1,129	(12)	741	762	(3)
Coal	370	333	11	1,270	1,184	7	3,432	3,556	(3)
Trucking	—	—	—	460	489	(6)	—	—	—
Other	—	—	—	325	404	(20)	—	—	—
Total	3,032	3,092	(2)%	$7,405	$7,228	2%	$2,442	$2,338	4%

CSX Corporation
VOLUME AND REVENUE
Total revenue decreased 3% in second quarter 2023 when compared to second quarter 2022 primarily due to lower fuel recovery, decreases in other revenue, pricing declines in export coal due to the impact of lower benchmark rates, and lower intermodal volume. These decreases were partially offset by pricing and volume gains in merchandise as well as higher coal volumes.

Fuel Surcharge
Fuel surcharge revenue is included in the individual markets. Fuel lag is the estimated difference between highway diesel prices in the quarter and the prices used for fuel surcharge, which are generally on a two-month lag.

	Quarters Ended		Six Months Ended
(Dollars in millions)	Jun. 30, 2023	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022
Fuel Surcharge Revenue (a)	$295	$395	$656	$635
Fuel Lag Benefit/ (Expense)	$28	$(56)	$69	$(101)
(a) Fuel surcharge revenue does not include amounts for trucking.

Merchandise Volume
Chemicals - Decreased primarily due to lower shipments of materials used in making plastics, partially offset by higher shipments of waste.
Agricultural and Food Products - Decreased due to lower shipments of export grain, partially offset by higher shipments of feed grain for the domestic market.

Automotive - Increased due to higher North American vehicle production as well as new business wins.

Minerals - Increased due to higher shipments of aggregates and cement driven by increased road construction and other infrastructure-related activities.

Metals and Equipment - Increased due to higher scrap and steel shipments, as well as stronger equipment shipments.

Forest Products - Decreased primarily due to lower shipments of pulpboard, partially offset by higher shipments of building products.

Fertilizers - Increased due to higher shipments of potash and nitrogen, partially offset by declines in short-haul phosphate shipments.
Intermodal Volume
Lower volume was primarily due to decreased international shipments driven by high inventory levels and lower imports. Domestic shipments also decreased primarily due to the impacts of a softening truck market.
Coal Volume
Export coal increased due to higher shipments of metallurgical and thermal coal. Domestic coal decreased due to lower shipments of coal to northern utility plants.

	Quarters Ended			Six Months Ended
(Millions of tons)	Jun. 30, 2023	Jun. 30, 2022	Change	Jun. 30, 2023	Jun. 30, 2022	Change
Coal Tonnage
Domestic	11.0	11.6	(5)%	22.5	21.4	5%
Export	9.8	8.4	17	19.1	15.9	20
Total Coal	20.8	20.0	4%	41.6	37.3	12%
Trucking Revenue
Trucking revenue decreased $32 million versus the prior year due to lower fuel and capacity surcharges.
Other Revenue
Other revenue was $55 million lower, primarily resulting from lower intermodal storage and equipment usage, partially offset by adjustments to revenue reserves.

CSX Corporation
EXPENSE
Expenses of $2.2 billion increased $105 million, or 5%, in second quarter 2023 when compared to second quarter 2022.
Labor and Fringe expense increased $57 million due to the following:
•An increase of $44 million was driven by inflation.
•Other costs increased $13 million, as the impact of increased headcount in 2023 was partially offset by prior year Pan Am acquisition-related costs of $7 million.
Purchased Services and Other expense increased $37 million due to the following:
•Operating support costs increased $53 million primarily as a result of higher repair and maintenance costs as well as inflation. These increases were partially offset by lower intermodal expenses.
•Other costs decreased $16 million due to several non-significant items, including the impact of prior year Pan Am acquisition-related costs of $11 million.
Depreciation and Amortization expense increased $33 million primarily as the result of a 2022 equipment depreciation study as well as a larger asset base.
Fuel costs decreased $134 million primarily resulting from a 32% decrease in locomotive fuel prices, partially offset by higher fuel consumption.
Equipment and Other Rents expense decreased $5 million driven by lower net car hire costs, as savings from improved days per load were partially offset by higher volume from automotive and other merchandise markets.
Gains on Property Dispositions decreased to $12 million from $129 million in the prior year. Second quarter 2022 included a gain of $122 million related to the sale of property rights to the Commonwealth of Virginia under a multi-phase agreement.

Employee Counts (Estimated)

	Quarters Ended (a)			Six Months Ended (a)
	Jun. 30, 2023	Jun. 30, 2022 (b)	Change	Jun. 30, 2023	Jun. 30, 2022 (b)	Change
Average	22,700	21,344	1,356	22,656	21,130	1,526
Ending	22,743	21,820	923	22,743	21,820	923

(a) Employees added due to the acquisition of Pan Am are included in the employee count starting as of the June 1, 2022 acquisition date and as such are included in all periods presented.
(b) Amounts for 2022 have been adjusted for revisions to subsidiary headcount data.

Fuel Expense

	Quarters Ended		Six Months Ended
(Dollars and gallons in millions, except price per gallon)	Jun. 30, 2023	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022
Estimated Locomotive Fuel Consumption (Gallons)	95.8	92.0	192.4	184.5
Price per Gallon (Dollars)	$2.76	$4.08	$2.96	$3.53
Total Locomotive Fuel Expense	$264	$375	$570	$651
Non-Locomotive Fuel Expense	48	71	106	126
Total Fuel Expense	$312	$446	$676	$777

CSX Corporation
OPERATING STATISTICS (Estimated)
In second quarter 2023, velocity increased by 16% and dwell improved by 21% versus prior year. Carload trip plan performance increased to 84% compared to 59% in the prior year while intermodal trip plan performance increased to 96% compared to 90% in the prior year.

The FRA train accident rate of 3.25 in second quarter 2023 decreased by 16% compared to prior year. The personal injury frequency index of 0.81 decreased 24% compared to prior year. Safety is a guiding principle at CSX, and the Company remains focused on instilling safety culture, especially in new hires. CSX is committed to reducing risk and enhancing the overall safety of its employees, customers and communities in which the Company operates.

	Quarters Ended			Six Months Ended
	Jun. 30, 2023	Jun. 30, 2022	Improvement / (Deterioration)	Jun. 30, 2023	Jun. 30, 2022	Improvement / (Deterioration)
Operations Performance (a)

Train Velocity (Miles per hour)	17.7	15.3	16%	18.1	15.6	16%
Dwell (Hours)	9.3	11.8	21%	9.2	11.5	20%
Cars Online	126,984	140,967	10%	126,640	139,724	9%
On-Time Originations	78%	62%	26%	81%	63%	29%
On-Time Arrivals	71%	50%	42%	74%	53%	40%
Carload Trip Plan Performance	84%	59%	42%	85%	61%	39%
Intermodal Trip Plan Performance	96%	90%	7%	96%	88%	9%
Fuel Efficiency	1.00	0.97	(3)%	1.01	0.99	(2)%

Revenue Ton-Miles (Billions)
Merchandise	32.3	32.1	1%	64.6	63.3	2%
Coal	9.2	8.4	10%	18.4	16.0	15%
Intermodal	7.0	7.7	(9)%	13.9	15.3	(9)%
Total Revenue Ton-Miles	48.5	48.2	1%	96.9	94.6	2%

Total Gross Ton-Miles (Billions)	95.7	95.0	1%	190.1	186.4	2%

Safety (b)
FRA Personal Injury Frequency Index	0.81	1.07	24%	0.94	0.94	—%
FRA Train Accident Rate	3.25	3.87	16%	3.48	3.34	(4)%
(a) Beginning second quarter 2023, all operations performance metrics include results from the network acquired from Pan Am. The impact of including Pan Am data was insignificant.
(b) Safety metrics do not include results from the network acquired from Pan Am. These metrics will be updated to include the Pan Am network results as integration completes.

Certain operating statistics are estimated and can continue to be updated as actuals settle. The methodology for calculating train velocity, dwell, cars online and trip plan performance differs from that used by the Surface Transportation Board. The Company will continue to report these metrics to the Surface Transportation Board using the prescribed methodology.

CSX Corporation
OPERATING STATISTICS (Estimated), continued

Key Performance Measures Definitions
Train Velocity - Average train speed between origin and destination in miles per hour (does not include locals, yard jobs, work trains or passenger trains). Train velocity measures actual train miles and times of a train movement on CSX's network.
Dwell - Average amount of time in hours between car arrival to and departure from the yard.
Cars Online - Average number of active freight rail cars on lines operated by CSX, excluding rail cars that are being repaired, in storage, those that have been sold, or private cars dwelling at a customer location more than one day.
On-Time Originations - Percent of scheduled road trains that depart the origin yard on-time or ahead of schedule.
On-Time Arrivals - Percent of scheduled road trains that arrive at the destination yard on-time to within two hours of scheduled arrival.
Carload Trip Plan Performance - Percent of measured cars destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Intermodal Trip Plan Performance - Percent of measured containers destined for a customer that arrive at or ahead of the original estimated time of arrival, notification or interchange (as applicable).
Fuel Efficiency - Gallons of locomotive fuel per 1,000 gross ton-miles.
Revenue Ton-Miles (RTM's) - The movement of one revenue-producing ton of freight over a distance of one mile.
Gross Ton-Miles (GTM's) - The movement of one ton of train weight over one mile. GTM's are calculated by multiplying total train weight by distance the train moved. Total train weight is comprised of the weight of the freight cars and their contents.
FRA Personal Injury Frequency Index - Number of FRA-reportable injuries per 200,000 man-hours.
FRA Train Accident Rate - Number of FRA-reportable train accidents per million train-miles.

CSX Corporation
NON-GAAP MEASURES (Unaudited)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, the Company’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP. Reconciliations of non-GAAP measures to corresponding GAAP measures are below.

Free Cash Flow
Management believes that free cash flow is supplemental information useful to investors as it is important in evaluating the Company’s financial performance. More specifically, free cash flow measures cash generated by the business after reinvestment. This measure represents cash available for both equity and bond investors to be used for dividends, share repurchases or principal reduction on outstanding debt. Free cash flow is calculated by using net cash from operations and adjusting for property additions and proceeds and advances from property dispositions. Free cash flow should be considered in addition to, rather than a substitute for, cash provided by operating activities. The following table reconciles cash provided by operating activities (GAAP measure) to free cash flow, before dividends (non-GAAP measure).

	Six Months Ended
(Dollars in millions)	Jun. 30, 2023	Jun. 30, 2022
Net Cash Provided by Operating Activities (a)	$2,483	$2,530
Property Additions	(1,015)	(811)
Proceeds and Advances from Property Dispositions	35	29
Free Cash Flow (before payment of dividends)	$1,503	$1,748
(a) Net Cash Provided by Operating Activities for the six months ended June 30, 2023, includes the impact of $238 million in payments of retroactive wages and bonuses related to finalized labor agreements.